Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Exhibit 3.1

Registre de Commerce et des Sociétés

Numéro RCS : B81267

Référence de dépôt : L240064979

Déposé et enregistré le 15/04/2024

STATUTS COORDONNES SES Société Anonyme R.C.S. Luxembourg B 81.267

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

STATUTS COORDONNES SES Société Anonyme R.C.S. Luxembourg B 81.267

S T A T U T S C O O R D O N N E S

du 4 avril 2024

tels qu’ils résultent des actes suivants reçus par:

Maître Joseph ELVINGER, alors notaire de résidence à Luxembourg, en remplacement de Maître Frank BADEN, alors notaire de résidence à Luxembourg:

le 16 mars 2001	(Constitution) publié au Mémorial, Recueil des Sociétés et Associations, numéro 591 du 31 juillet 2001

Maître Frank BADEN, alors notaire alors de résidence à Luxembourg:

le 24 juillet 2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 88 du 17 janvier 2002

le 8 novembre 2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 423 du 15 mars 2002

le 9 novembre 2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 423 du 15 mars 2002

le 29 novembre 2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 504 du 29 mars 2002

le 12 juillet 2002	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1384 du 24 septembre 2002

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

le 18 mars 2004	publié au Mémorial, Recueil des Sociétés et Associations, numéro 513 du 15 mai 2004

le 6 mai 2005	publié au Mémorial, Recueil des Sociétés et Associations, numéro 972 du 1er octobre 2005

le 8 décembre 2005	publié au Mémorial, Recueil des Sociétés et Associations, numéro 513 du 10 mars 2006.

le 14 décembre 2006	publié au Mémorial, Recueil des Sociétés et Associations, numéro 238 du 23 février 2007.

Maître Joëlle BADEN, notaire de résidence à Luxembourg:

le 5 avril 2007	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1329 du 2 juillet 2007.

le 28 juin 2007	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1900 du 6 septembre 2007.

le 26 juin 2008	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1832 du 25 juillet 2008.

le 5 avril 2012	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1275 du 23 mai 2012.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

le 6 juin 2012	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1635 du 29 juin 2012.

le 2 avril 2015	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1278 du 18 mai 2015.

le 1ier juin 2015	publié au Mémorial, Recueil des Sociétés et Associations, numéro 2131 du 18 août 2015.

le 7 avril 2016	publié au Mémorial, Recueil des Sociétés et Associations numéro 1242 du 27 avril 2016

le 31 mai 2016	publié au Registre Electronique des Sociétés et Associations (RESA) numéro RESA_2016_005 du 7 juin 2016

le 5 avril 2018	publié au RESA_2018_098, en date du 3 mai 2018.

le 28 septembre 2022	publié au RESA_2022_218.204, en date du 17 octobre 2022.

le 4 avril 2024	non encore publié au RESA.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Article 1.- Dénomination - Siège social

Il existe une société anonyme sous la dénomination de « SES » (ci-après la « Société »).

Le siège social est à Betzdorf. Il peut être transféré dans tout autre endroit du Grand-Duché de Luxembourg par décision du Conseil d’Administration (ci-après le « Conseil »), qui peut, si nécessaire, modifier les statuts afin de refléter le changement de siège social.

La Société peut, par décision du Conseil, établir, soit au Grand-Duché de Luxembourg, soit à l’étranger, des sièges administratifs, succursales, agences ou filiales.

Au cas où le Conseil estimerait que des événements extraordinaires d’ordre politique, militaire ou autre, de nature à compromettre l’activité normale de la Société à son siège social ou la communication de ce siège avec l’étranger, se présentent ou paraissent imminents, le siège social pourra être transféré provisoirement à l’étranger jusqu’à la cessation complète de ces circonstances anormales ; cette mesure provisoire n’aura toutefois aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire restera luxembourgeoise.

Article 2.- Objet

La Société a pour objet de s’intéresser de façon générale aux médias électroniques et d’être active en particulier dans le secteur de la communication par satellite.

Dans ce contexte, l’objet comprend la prise de participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises ou étrangères, toutes autres formes de placements, l’acquisition par achat, souscription ou de toute autre manière ainsi que l’aliénation par vente, échange ou de toute autre manière de valeurs mobilières de toutes espèces ainsi que la gestion, le contrôle et la mise en valeur de ces participations.

La Société pourra en outre faire toutes opérations commerciales, industrielles et financières, tant mobilières qu’immobilières, qui peuvent lui apparaître utiles pour l’accomplissement de son objet. Elle pourra aussi s’intéresser de n’importe quelle façon, par voie de participations, de garanties ou autrement, dans toute entreprise, société ou association, luxembourgeoise ou étrangère, susceptible de valoriser son objet social.

Article 3.- Durée

La Société est constituée pour une durée illimitée.

Article 4.- Capital Social

La Société a un capital souscrit de EUR 696.483.000 (six cent quatre-vingt-seize millions quatre cent quatre-vingt-trois mille euros) représenté par cinq cent cinquante-sept millions cent quatre-vingt-six mille quatre cents (557.186.400) actions sans désignation de valeur nominale. Le capital est divisé en trois cent soixante-et-onze millions quatre cent cinquante-sept mille six cents (371.457.600) Actions A sans désignation de valeur nominale et cent quatre-vingt-cinq millions sept cent vingt-huit mille huit cents (185.728.800) Actions B sans désignation de valeur nominale.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Les actions des catégories A et B constituent des catégories différentes d’actions mais prenant rang pari passu sauf dans les cas spécifiquement indiqués ci-après.

A chaque scission d’actions, distribution d’actions, opération de recapitalisation, subdivision, reclassification, combinaison ou échange d’actions, émission de droits ou de warrants pour l’acquisition d’actions de la Société ou toute autre opération similaire influant sur le nombre d’actions d’une catégorie, la même scission d’actions, distribution d’actions, recapitalisation, subdivision, reclassification, combinaison ou échange d’actions, émission de droits ou de warrants pour l’acquisition d’actions de la Société ou une opération identique devra avoir lieu pour les autres catégories d’actions.

Le capital autorisé de la Société, y compris le capital social émis, est fixé à EUR 790.881.300 (sept cent quatre-vingt-dix millions huit cent quatre-vingt-un mille trois cents euros) représenté par quatre cent vingt-et-un millions huit cent trois mille trois cent soixante (421.803.360) Actions A sans désignation de valeur nominale et deux cent dix millions neuf cent un mille six cent quatre-vingts (210.901.680) Actions B sans désignation de valeur nominale.

Pendant une période de cinq (5) ans à compter de la date de la résolution du 4 avril 2024 de renouveler et d’augmenter le capital autorisé, le Conseil est autorisé à émettre des actions, à attribuer des bons de souscription d’actions, à émettre des obligations convertibles ou tout autre type d’instrument donnant accès à des actions dans les limites du capital autorisé au profit des personnes et aux conditions qu’il estimera opportunes, en n’ayant pas besoin de tenir compte d’éventuels droits préférentiels de souscription des actionnaires existants pour ce qui concerne l’émission de nouvelles Actions A.

Le Conseil est également autorisé à attribuer les actions existantes de la Société sans contrepartie aux employés de la Société et de ses sociétés affiliées.

Article 5.- Forme des Actions - Restrictions à la propriété des Actions - Transfert des Actions

Toutes les Actions, qu’elles soient de la catégorie A ou de la catégorie B (ci-après collectivement les « Actions »), sont exclusivement nominatives.

Aucun actionnaire de la catégorie A ne peut détenir, directement ou indirectement, plus de 20% (vingt pour cent), 33% (trente-trois pour cent) ou 50% (cinquante pour cent) des Actions de la Société sans avoir obtenu l’accord préalable de l’Assemblée Générale suivant la procédure décrite ci-dessous. Cette limite sera calculée en prenant en considération les Actions de toutes les catégories détenues par l’actionnaire de la catégorie A : elle ne s’appliquera pas aux actionnaires émettant des certificats fiduciaires en accord avec la Société.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Un actionnaire ou un actionnaire potentiel qui envisage d’acquérir par n’importe quel moyen, directement ou indirectement, plus de 20%, 33% ou 50% des Actions de la Société (la Partie Demanderesse) doit en informer le Président du Conseil d’Administration de la Société.

Le Président du Conseil d‘Administration informe aussitôt le Gouvernement de l’acquisition envisagée à laquelle le Gouvernement peut s’opposer sur base de critères relevant de l’intérêt public endéans les trois mois suivant l’information.

Au cas où le Gouvernement ne s’oppose pas à une telle intention, le Conseil convoquera une Assemblée Générale Extraordinaire qui pourra décider par une majorité prévue à l’article 450-3 de la loi du 10 août 1915, telle qu’elle a été modifiée, sur les sociétés commerciales, (la « Loi ») d’autoriser la Partie Demanderesse d’acquérir plus de 20%, 33% ou 50% des Actions. Si la Partie Demanderesse est un actionnaire de la Société, elle peut participer à l’Assemblée et est incluse dans le quorum sans pour autant participer au vote.

Au cas où le seuil ou les restrictions prévus aux alinéas précédents seraient enfreints par une personne ou un groupe de personnes agissant de concert ou sous le contrôle d’une personne, la propriété des Actions au-dessus du seuil ou en violation de la restriction concernée sera inopposable à la Société, et le Conseil est autorisé à suspendre les droits de vote et droits aux dividendes et autres distributions de l’actionnaire défaillant. Pour l’application de cette disposition, il n’est pas tenu compte du mode d’acquisition de la propriété.

Toute inscription au registre des actionnaires d’une attribution ou d’un transfert d’Actions contraire aux stipulations du présent article 5 sera refusée par le Conseil.

En cas de constatation d’une violation du seuil ou d’une restriction de propriété et sans préjudice de tout autre droit, la Société en avisera par lettre recommandée l’actionnaire inscrit ou, le cas échéant, la personne ayant sollicité son inscription au registre des actionnaires. La personne concernée bénéficiera d’un délai d’un mois à partir de la date d’envoi de l’avis pour réduire respectivement céder sa propriété. A défaut, la Société peut procéder soit au rachat des Actions concernées soit à leur vente à un ou plusieurs acquéreurs. En cas de cotation des Actions (ou de certificats fiduciaires émis relativement à ces Actions) à une ou plusieurs bourses, la vente sera faite à la bourse choisie par la Société. A défaut de cotation elle se fera de gré à gré. Si les Actions concernées ne sont pas cotées directement en bourse mais indirectement par l’intermédiaire de certificats fiduciaires, la Société pourra aussi transférer les Actions concernées aux fiduciaires contre émission de certificats fiduciaires et procéder au rachat ou à la vente de ces certificats suivant les modalités décrites ci-avant.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Le produit net revenant à la personne dont les actions ont été rachetées, vendues ou mises en fiducie en application du présent article, sera égal a 75% (soixante-quinze pour cent) du cours de bourse moyen le jour du rachat de la bourse ayant le plus grand volume d’échange des Actions ou des certificats fiduciaires à ce jour ou du prix obtenu en bourse pour la vente des Actions ou des certificats fiduciaires ou, à défaut de cotation des Actions, de la valeur intrinsèque de celles-ci au jour du rachat ou de la vente telle qu’établie par le réviseur d’entreprises de la Société, le tout déduction faite des frais et dépenses encourus par la Société en relation avec la vente, le rachat ou la mise en fiducie effectués. La somme en question sera tenue à la disposition de la personne concernée sans qu’elle ne soit susceptible de porter intérêt. Le solde reste acquis à la Société.

Nonobstant ce qui précède, la propriété des certificats fiduciaires émis avec l’accord de la Société ne sera pas considérée comme une détention directe ou indirecte d’Actions au sens du second paragraphe du présent article à moins que le propriétaire desdits certificats ne demande au fiduciaire de lui transférer les Actions sous-jacentes aux certificats ou ne donne au fiduciaire des instructions concernant l’exercice du droit de vote rattaché aux Actions sous-jacentes ou ne demande au fiduciaire d’émettre en sa faveur une procuration lui permettant de voter pour les actions sous-jacentes.

Article 6.- Rachat des Actions

La Société peut procéder au rachat de ses propres Actions dans les limites et aux conditions fixées par les articles 430-15 et suivants de la Loi.

Article 7.- Propriété des Actions - Droits et Obligations des Actionnaires

La Société ne reconnaît qu’un seul propriétaire par Action. Si la propriété de l’Action est indivise, démembrée ou litigieuse, les personnes invoquant un droit sur l’Action devront désigner un mandataire unique pour représenter l’Action à l’égard de la Société. L’omission d’une telle désignation entraînera la suspension de l’exercice de tous les droits attachés à l’Action.

Les droits et obligations des actionnaires sont régis par les présents statuts et les décisions prises par l’Assemblée Générale des Actionnaires (toute assemblée des actionnaires étant dénommée ci-après l’“Assemblée”).

Article 8.- Augmentation et Réduction du Capital – Droit de Souscription Préférentiel

Le capital social peut être augmenté ou réduit par décision de l’Assemblée prise de la manière prescrite pour la modification des statuts.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

En cas d’augmentation du capital social de la Société par apport soit en nature soit en numéraire, les actionnaires de la catégorie B disposent d’un droit préférentiel de souscription pour des actions supplémentaires de la catégorie B afin que le rapport d’une action de la catégorie B pour deux actions émises de la catégorie A soit maintenu à tout moment.

Au moins 20 jours ouvrables avant l’émission d’actions susmentionnée, la Société doit envoyer une notice écrite aux détenteurs d’Actions B, et aux détenteurs d’Actions A pourvu qu’ils aient des droits préférentiels de souscriptions légaux afférents à cette émission (par télécopie suivie d’une lettre) qui mentionnera, dans la mesure du possible, (i) le nombre d’actions nouvelles qui seront émises, (ii) le prix de souscription proposé et l’offre à ces actionnaires de souscrire des actions nouvelles au prix effectif par action auquel les actions émises ont été placées (le “Prix Effectif”) ou en cas de détenteurs d’Actions B 40 % du Prix Effectif, sous réserve cependant que si la Société propose l’émission d’actions pour une contrepartie qui consiste en tout ou partie en une contrepartie autre que numéraire, le Prix Effectif sera égal à la part en numéraire de la contrepartie plus un montant égal à la valeur marchande effective de la contrepartie autre qu’en numéraire à ce moment donné tel que déterminé en vertu de la loi applicable. Les droits de souscription peuvent être exercés par écrit, en tout ou partie, par les actionnaires détenteurs d’Actions B et par les actionnaires détenteurs d’Actions A pour le cas où ils disposeraient de droits préférentiels de souscription légaux afférents à cette émission, par une acceptation écrite endéans la période prévue dans une telle notice et qui ne pourra en aucun cas être inférieure à dix jours ouvrables. La non acceptation de l’offre dans les délais vaut renonciation aux droits de souscription qui expireront dès lors à la clôture de la période de souscription.

Les Actions B sont émises chaque fois à un prix d’émission de 40% (quarante pour cent) du prix d’émission des Actions A. Tous les droits préférentiels de souscription non exercés par les détenteurs d’Actions B au cours de la période donnée, ainsi que, dans la mesure où ils ont un droit préférentiel de souscription dans le contexte de cette émission, par les détenteurs d’Actions A, s’éteignent à la clôture de la période de souscription ou, s’il en est ainsi proposé par le Conseil, sont dénoués conformément aux réglementations applicables et aux règles et pratiques de cotation telles qu’applicables de temps à autre.

Article 9.- Conseil d’Administration

A) La Société sera gérée par le Conseil. Le nombre des membres du Conseil, sous réserve des dispositions de l’alinéa B) ci-dessous, la rémunération des administrateurs et la durée de leur mandat (qui ne peut excéder six ans) sont déterminés par l’Assemblée. Les administrateurs doivent être des personnes physiques, mais ne doivent pas nécessairement être actionnaires. Le Conseil est élu par l’Assemblée en conformité avec les dispositions des présents statuts.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

B) Le Conseil sera composé d’un nombre d’administrateurs, nommés sur base d’une liste de candidats soumis par le Comité de Nomination et représentant les actionnaires de la catégorie B, égal à un tiers du nombre total des membres du Conseil (toute fraction étant arrondie vers le nombre le plus proche), et d’un nombre d’administrateurs nommés sur la base d’une liste de candidats soumis par le Comité de Nomination et représentant les actionnaires de la catégorie A, égal à la différence entre le nombre total des administrateurs et les administrateurs représentant les actionnaires de la catégorie B.

C) Les actionnaires peuvent proposer au Comité de Nomination un nombre de candidats au moins égal au nombre de postes à pourvoir pour leur catégorie conformément au point B) ci-dessus. Les candidatures doivent être déposées au plus tard dix jours avant l’Assemblée auprès du Président du Comité de Nomination du Conseil. Elles comprennent les nom, prénom, profession et domicile des candidats.

Les administrateurs seront élus parmi les candidats présentés sur la liste du Comité de Nomination et sont nommés et peuvent être révoqués à tout moment, avec ou sans motifs, par un vote à la majorité simple des Actions présentes ou représentées à l’Assemblée sans tenir compte des abstentions.

D) En cas de vacance d’un poste d’administrateur nommé par l’Assemblée, les administrateurs restants ainsi nommés ont le droit d’y pourvoir de façon temporaire à la majorité simple des membres présents ou représentés et participant au vote. Dans ce cas, l’Assemblée, lors de la première réunion, procédera à l’élection définitive du nouveau titulaire qui achèvera le terme du mandat de l’administrateur dont la place était devenue vacante.

E) Le Conseil suivra les procédures prévues par le Règlement Interne (le “Règlement”) qui engagera tous les organes et comités de la Société.

Article 10.- Gestion Journalière - Mandats spéciaux

Le Conseil peut donner des mandats spéciaux et déléguer la gestion journalière des affaires de la Société, ainsi que la représentation de la Société en ce qui concerne cette gestion, à un ou plusieurs administrateurs, directeurs ou autres agents, actionnaires ou non, agissant seuls, conjointement ou en comité.

Le Conseil peut créer un ou plusieurs comités suivant l’article 441-6 de la Loi composés de membres du Conseil, et/ou de personnes externes, auxquels il peut déléguer des pouvoirs et des fonctions selon son appréciation. Les comités respecteront le Règlement tel que défini à l’article 9 des présents statuts. Le Conseil instituera sur cette base un Comité Exécutif, un Comité de Nomination, un Comité de Rémunération et un Comité d’Audit et de Risque.

Article 11.- Présidence du Conseil

Le Conseil élit parmi ses membres un Président. Il désigne ensuite deux Vice-Présidents, dont un est choisi parmi les administrateurs proposés par les actionnaires de la catégorie A, et un est choisi parmi les administrateurs proposés par les actionnaires de la catégorie B. En cas de partage des voix, le Président n’a pas de voix prépondérante.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Article 12.- Réunions du Conseil - Convocation - Quorum – Procuration

Le Conseil se réunit chaque fois que les affaires de la Société le requièrent, mais en règle générale une fois par trimestre. Le Conseil doit aussi se réunir sur demande écrite de deux administrateurs endéans les quinze jours de la demande.

Les convocations sont faites par le Président ou, en cas d’empêchement de celui-ci, par l’un des Vice-Présidents.

Les convocations sont faites par écrit, contiennent l’ordre du jour et sont adressées au moins dix jours à l’avance par lettre, courrier électronique ou télécopieur. Chaque administrateur peut demander que la convocation lui soit envoyée à une adresse de courrier électronique ou un numéro de télécopieur qu’il indique.

Le Conseil ne peut délibérer valablement que si la majorité de ses membres sont présents ou représentés. Si ce quorum n’est pas atteint lors d’une première réunion, le Conseil peut délibérer valablement lors d’une seconde réunion convoquée dans les formes ci-dessus prescrites, quel que soit le nombre des administrateurs présents ou représentés.

Tout administrateur peut donner procuration à un autre membre du Conseil pour le représenter et pour voter en ses lieu et place. Une telle procuration doit être donnée par lettre, télégramme, télex ou télécopieur et est annexée au procès-verbal de la réunion. Toutefois, aucun administrateur ne peut représenter plus d’un administrateur. La procuration n’est valable que pour une seule réunion du Conseil.

Tout administrateur peut participer à une réunion du Conseil par conférence téléphonique ou d’autres moyens de communications similaires où toutes les personnes prenant part à cette réunion peuvent s’entendre les unes les autres. Dans ce cas, la participation à une réunion par ces moyens équivaut à une présence en personne à une telle réunion.

Des résolutions prises à l’unanimité de tous les administrateurs par la procédure écrite sont valables au même titre que des résolutions prises en réunion du Conseil.

Article 13.- Délibérations du Conseil

Les décisions du Conseil sont prises à la majorité simple des administrateurs présents ou représentés et participant au vote, sans tenir compte des abstentions.

Tout contrat important soumis à signature par la Société ou une de ses sociétés opérationnelles entièrement contrôlées avec un actionnaire détenant directement ou indirectement au moins 5% des Actions de la Société doit être soumis pour autorisation préalable au Conseil.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Tout administrateur ayant directement ou indirectement un intérêt de nature patrimoniale opposé à celui de la Société dans une affaire soumise à l’approbation du Conseil est tenu d’en informer le Conseil. Est à considérer aussi comme ayant un intérêt opposé sujet au régime du conflit d’intérêt l’administrateur qui occupe un poste d’administrateur, de fondé de pouvoir ou de conseiller auprès d’une entité ayant un intérêt opposé. Cette déclaration est consignée dans le procès-verbal de la réunion. Un tel administrateur ne peut prendre part ni aux délibérations ni au vote sur cette affaire.

Le vote au Conseil ne sera pas secret, sauf si le Président ou trois administrateurs le demandent expressément. Cette demande ne devra pas être justifiée et pourra être faite à tout moment avant le vote. Mention devra en être faite au procès-verbal.

Article 14.- Procès-Verbaux des Décisions du Conseil

Les décisions du Conseil sont consignées dans des procès-verbaux qui, après approbation par tous les administrateurs, sont signés par le Président ou deux administrateurs.

Les copies ou extraits de ces procès-verbaux doivent être signés par le Président ou deux administrateurs.

Article 15.- Pouvoirs du Conseil

Le Conseil est investi des pouvoirs les plus étendus pour conduire au nom de la Société toutes les affaires dans l’intérêt de celle-ci.

Tous les pouvoirs qui ne sont pas expressément réservés par la loi ou par les présents statuts à l’Assemblée sont de la compétence du Conseil.

Article 16.- Signature Sociale

Sans préjudice des stipulations prévues à l’article 10 concernant la délégation de pouvoirs et la représentation de la Société à cet effet, la Société est engagée dans tous les cas à l’égard des tiers par les signatures conjointes de deux administrateurs.

Article 17.- Contrôle des comptes annuels

Le contrôle des comptes annuels de la Société est confié à un réviseur d’entreprises. Il est nommé par l’Assemblée qui fixe le terme de son mandat et sa rémunération.

Article 18.- Décisions de l’Assemblée

L’assemblée ordinaire ou extraordinaire, valablement réunie, représente l’universalité des actionnaires.

Les décisions valablement prises par une telle assemblée engagent tous les actionnaires, qu’ils aient été absents, qu’ils se soient abstenus ou qu’ils aient voté contre.

Article 19.- Réunions de l’Assemblée

L’Assemblée Annuelle se réunit le premier jeudi du mois d’avril à 10.30 heures ou, si ce jour est un jour férié, le jour ouvrable précédent. Sauf disposition contraire des conditions de l’émission obligataire, les détenteurs d’obligations n’ont pas le droit d’assister aux assemblées générales d’actionnaires. Les membres du Conseil et les réviseurs indépendants peuvent y assister.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Une Assemblée peut être convoquée à tout moment par le Conseil. Elle doit l’être par le Président ou, en cas d’empêchement de celui-ci, par l’un des Vice-Présidents dans les trente (30) jours, si des actionnaires réunissant au moins un dixième des Actions le demandent.

Un ou plusieurs actionnaires disposant ensemble cinq pourcent (5%) au moins du capital souscrit peuvent demander (i) l’inscription d’un ou plusieurs points à l’ordre du jour de toute Assemblée générale dans la mesure où une telle demande serait accompagnée d’une justification ou d’un projet de résolution à adopter lors de l’assemblée générale, ou (ii) déposer des projets de résolutions concernant des points inscrits ou à inscrire à l’ordre du jour de l’Assemblée générale et indiquer l’adresse postale ou électronique de l’expéditeur. Cette demande est adressée au siège social par lettre recommandée et doit parvenir à la Société au plus tard le vingt-deuxième jour qui précède l’Assemblée. La Société accuse réception de cette demande dans un délai de quarante-huit heures à compter de cette réception. La Société publie alors un ordre du jour révisé au plus tard le quinzième jour qui précède la date de l’Assemblée.

Article 20.- Convocation de l’Assemblée

Toute Assemblée est convoquée au siège social ou à tout autre lieu dans le Grand-Duché de Luxembourg indiqué dans l’avis de convocation.

Article 21.- Contenu de la Convocation à l’Assemblée

Les convocations aux Assemblées contiennent l’ordre du jour de l’Assemblée, le lieu, la date et l’heure de l’Assemblée, la description des démarches que les actionnaires doivent entreprendre pour pouvoir participer et exprimer leur vote à l’occasion de l’Assemblée et sont adressées par lettre recommandée au moins trente (30) jours avant la date de l’Assemblée. En cas de seconde convocation de l’assemblée générale pour cause de défaut de quorum suite à la première convocation, dans la mesure où cet article 21 a dûment été respecté lors de la première convocation, et qu’aucun point n’a été ajouté à l’ordre du jour, un délai de préavis de dix-sept (17) jours s’appliquera.

Alternativement, si les destinataires ont accepté individuellement de recevoir les convocations par d’autres moyens de communication garantissant l’accès à l’information, les convocations peuvent se faire par ce moyen de communication.

Article 22.- Droit de Vote - Représentation à l’Assemblée

Chaque Action donne droit à une voix.

Tout actionnaire peut se faire représenter à l’Assemblée par un mandataire qui ne doit pas lui-même être actionnaire.

Afin de pouvoir assister et voter à toute assemblée, les actionnaires devront être inscrits au registre des actionnaires au moment de la date d’inscription (la «Date d’Inscription»), qui se situe quatorze jours à vingt-quatre heures (heure du Luxembourg) avant la date de cette assemblée.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Article 23.- Bureau de l’Assemblée

L’Assemblée est présidée par le Président ou, en cas d’empêchement de celui-ci, par un Vice-Président ou, en leur absence, par toute personne désignée à cet effet par l’Assemblée. Le président de l’Assemblée désigne un secrétaire.

L’Assemblée choisit deux scrutateurs. Le bureau, c’est-à-dire le président de l’Assemblée, le secrétaire et les deux scrutateurs, décide à la majorité simple sur toutes questions relatives au droit d’assister à l’Assemblée et d’y voter.

Article 24.- Délibérations de l’Assemblée Générale

L’Assemblée ne peut délibérer valablement que si la moitié des Actions de la catégorie A et la moitié des Actions de la catégorie B sont représentées. Si le quorum n’est pas atteint, l’Assemblée sera convoquée une nouvelle fois dans les formes prévues par les statuts et pourra délibérer quel que soit le nombre d’Actions représentées.

Les décisions de l’Assemblée sont prises à la majorité simple des voix exprimées, sauf si les présents statuts ou la loi en disposent autrement.

Article 25.- Modifications des statuts

Les modifications des présents statuts, y compris les changements du capital social, sont décidées en accord avec les dispositions de l’article 450-3 de la Loi.

Article 26.- Procès-verbaux des Décisions des Assemblées

Les décisions des Assemblées sont consignées dans des procès-verbaux qui sont signés par les membres du bureau tel que défini à l’article 23.

Les copies ou extraits de ces procès-verbaux sont signés par le Président ou deux administrateurs.

Article 27.- Assemblée Annuelle

Lors de l’Assemblée Annuelle, les actionnaires approuvent le bilan et le compte de profits et pertes, et déterminent l’affectation du bénéfice. Ils élisent les administrateurs et le réviseur d’entreprises, et se prononcent par vote séparé sur la décharge à donner aux administrateurs.

Article 28.- Exercice Social

L’exercice social commence le premier janvier et finit le trente et un décembre de chaque année.

Article 29.- Communications aux Actionnaires

Le bilan, le compte de profits et pertes et le rapport du réviseur d’entreprises sont adressés par courrier recommandé ou par courrier électronique aux actionnaires en même temps que la convocation à l’Assemblée Annuelle. Les documents seront aussi mis en ligne sur le site internet de la Société.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Article 30.- Rapport du Conseil et du Réviseur d’Entreprises

Lors de chaque Assemblée annuelle, le Conseil fait rapport sur les affaires de la Société et les résultats financiers ; le réviseur d’entreprises fait rapport sur le bilan et le compte de profits et pertes.

Article 31.- Paiement des dividendes

Au cas où des dividendes sont payés en vertu d’une décision du Conseil ou de l’Assemblée, le Conseil détermine une date de référence à partir de laquelle tous les actionnaires ont droit au paiement des dividendes. Les dividendes sont payés de façon à ce que le paiement des dividendes relatifs à une action de la catégorie B soit égal à 40% (quarante pour cent) du paiement sur une action de la catégorie A.

Des dividendes intérimaires peuvent être décidés et distribués par le Conseil en respectant les dispositions légales et les présents statuts.

Article 32.- Dissolution

En cas de dissolution de la Société, il est procédé à sa liquidation par le Conseil.

Après paiement et apurement de l’ensemble des engagements, le produit net disponible est distribué aux actions des catégories A et B de telle façon que le paiement sur une action de la catégorie B est égal à 40% (quarante pour cent) du paiement sur une action de la catégorie A.

Article 33.- Election de Domicile

Chaque actionnaire et administrateur est réputé avoir élu domicile au siège de la Société s’il n’a pas indiqué à la Société une adresse à laquelle les communications peuvent lui être faites.

Article 34.- Traductions des statuts

Les statuts de la Société sont établis en langue française et en langue anglaise. En cas de divergences entre les textes français et anglais, la version française prévaudra.

Article 35.- Loi Applicable

Tout ce qui n’est pas expressément prévu par les présents statuts est régi par la Loi et par la loi du 24 mai 2011 mettant en place la Directive 2007/36 EC du Parlement Européen et du Conseil du 11 juillet 2007 concernant l’exercice de certains droits des actionnaires aux assemblées générales des sociétés cotées.

Suit la traduction anglaise du texte qui précède:

Article 1 - Name - Registered Office

There exists a company in the form of a public limited company (société anonyme) under the name of “SES” (hereafter the “Company”).

The registered office is established in Betzdorf. It may be transferred to any other place in the Grand-Duchy of Luxembourg by resolution of the Board of Directors (hereafter the “Board”), who may amend the articles of association accordingly if necessary.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Administrative offices, subsidiaries, agencies or branches may be established within the Grand-Duchy of Luxembourg or abroad by resolution of the Board.

In the event that the Board determines that extraordinary political, military or other events have occurred or are imminent, that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding this temporary transfer, will remain a Luxembourg corporation.

Article 2 - Purpose

The purpose of the Company is to take generally any interest whatsoever in electronic media and to be active, more particularly, in the communications area via satellite.

In this context the purpose of the Company is the holding of participations, in any form whatsoever, in Luxembourg companies and foreign companies, and any other form of investment, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind, and the administration, control and development of its portfolio.

In addition, the Company may conduct all kinds of commercial, industrial and financial business, with movable as well as with immovable assets, which it may deem useful in the accomplishment of its purpose. The Company may also hold any kind of interest, in any form, by way of participations, guarantees or otherwise, in any Luxembourg or foreign enterprise, company or association likely to further the Company’s purpose to the best use.

Article 3 - Duration

The Company is established for an unlimited duration.

Article 4 - Corporate Capital

The Company has a subscribed share capital of EUR 696,483,000 (six hundred ninety-six million four hundred eighty-three thousand euros) represented by five hundred fifty-seven million one hundred eighty-six thousand four hundred (557,186,400) shares without indication of a par value. The share capital is divided in three hundred seventy-one million four hundred fifty-seven thousand six hundred (371,457,600) class A shares without indication of a par value and one hundred eighty-five million seven hundred twenty-eight thousand eight hundred (185,728,800) class B shares without indication of a par value.

The shares of Classes A and B shall constitute separate classes of shares in the Company but shall rank pari passu in all respects save as hereinafter specifically provided.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Each time a stock split, stock dividend, recapitalisation, subdivision, reclassification, combination, exchange of shares, issuance of rights or warrants to acquire shares of the Company or similar transaction occurs with respect to the number of shares of any class of shares of the Company, a corresponding stock split, stock dividend, recapitalisation, subdivision, reclassification, combination, exchange of shares, issuance of rights or warrants to acquire shares of the Company or similar transaction will occur with respect to the number of shares of the other classes of shares of the Company.

The Company’s authorized share capital, including the issued share capital, is set at EUR 790,881,300 (seven hundred ninety million eight hundred and eighty-one thousand three hundred euros) consisting of four hundred twenty-one million eight hundred three thousand three hundred sixty (421,803,360) A Shares without indication of a par value and two hundred ten million nine hundred one thousand six hundred eighty (210,901,680) B Shares without indication of a par value.

During a period of five (5) years from the date of the resolution adopted on 4 April 2024 to renew and increase the authorized capital, the Board be and is hereby authorized to issue shares, to grant options to subscribe for shares, to issue convertible bonds or any other instruments giving access to shares within the limits of the authorized capital to such persons and on such terms as they shall see fit and within the limit of the authorized share capital and specifically to proceed to such issue by suppressing or limiting the existing shareholders’ preferential right to subscribe for the new A shares to be issued.

The Board is further authorised to allocate existing shares of the Company without consideration to employees of the Company or of affiliated companies.

Article 5 - Form of Shares - Restrictions on the Ownership and Transfer of Shares

All shares of Class A and shares of Class B (collectively, the “Shares”) are exclusively registered shares.

No shareholder of class A may hold, directly or indirectly, more than 20% (twenty per cent), 33% (thirty-three per cent) or 50% (fifty per cent) of the Company’s Shares unless he has obtained prior approval from the Meeting of Shareholders in accordance with the procedure described here below. Such limit shall be calculated by taking into account the Shares of all classes held by a shareholder of Class A; it shall not apply to the shareholders issuing fiduciary certificates in agreement with the Company.

A shareholder or a potential shareholder who envisages to acquire by whatever means, directly or indirectly, more than 20%, 33% or 50% of the Shares of the Company (a “Demanding Party”) must inform the Chairperson of the Board of the Company of such intention.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

The Chairperson of the Board shall forthwith inform the Government of the envisaged acquisition which may be opposed by the Government within three months from such information should the Government determine that such acquisition would be against the general public interest.

In case of no opposition from the Government, the Board shall convene an Extraordinary Meeting of Shareholders which may decide at a majority provided for in article 450-3 of the law of 10 August 1915, as amended, regarding commercial companies (the “Law”), to authorize the Demanding Party to acquire more than 20%, 33% or 50% of the Shares. If the Demanding Party is a shareholder of the Company, it may attend the general meeting and will be included in the count for the quorum but may not take part in the vote.

In the event of a breach of the ownership threshold or restrictions provided for in the above paragraph by a person or a group of persons acting together or under the control of one person, the ownership of Shares above the threshold or in breach of the relevant restriction may not be enforced vis-à-vis the Company, and the Board is authorised to suspend the voting rights and any rights to dividends and other distributions of the non-compliant shareholder. For the purposes of this provision, the method of acquisition of the Shares shall be irrelevant.

The Board must refuse any inscription into the shareholders’ register of any allotment or transfer of Shares which would be contrary to the provisions in this Article 5.

In the event of ascertainment of a breach of the ownership threshold or restrictions and notwithstanding any other right, the Company shall notify the shareholder of record by registered mail or, if applicable, the person having requested the registration into the shareholders’ register. The relevant person shall benefit from a period of one month from the mailing date of the notification to reduce, by transfer or otherwise, his ownership. Failing that the Company may either proceed to the redemption of the relevant Shares or to their sale to one or several buyers. In the event of a listing of the Shares (or fiduciary certificates issued in respect of the Shares) on one or more stock exchanges, the sale shall be done on a stock exchange chosen by the Company. In the absence of a listing on a stock exchange, the sale shall be done by mutual agreement. If the relevant Shares are not listed directly but indirectly through fiduciary certificates, the Company may also transfer the relevant Shares to the fiduciary against the issuance of fiduciary certificates and proceed to the redemption or the sale of such certificates in accordance with the terms described above.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

The net proceeds attributable to the person whose Shares have been redeemed, sold or put into a fiduciary arrangement in accordance with this Article 5, shall be equal to 75% (seventy five percent) of the stock exchange mid-market price on the date of the redemption on the stock exchange with the greatest volume in trading of Shares or fiduciary certificates on such date or of the stock exchange price obtained for the sale of the Shares or of the fiduciary certificates, or, in the absence of a listing of the Shares, of their book value on the date of the redemption or sale as determined by the auditor of the Company, after deduction of the costs and expenses incurred by the Company in connection with the sale, the redemption or the fiduciary arrangement. The relevant amount shall be made available to the relevant person and shall not bear interest. The balance remains vested to the Company.

Notwithstanding the above, the ownership of fiduciary certificates issued with the agreement of the Company shall not be considered as a direct or indirect holding of Shares for the purposes of the second paragraph of this Article 5 unless the holders of such certificates request the fiduciary to transfer the Shares underlying the certificates or give instructions to the fiduciary in connection with the exercise of the voting rights attached to the underlying Shares or ask the fiduciary to issue in his favour a proxy form allowing him to vote for the underlying Shares.

Article 6 - Repurchase of Shares

The Company may repurchase its own Shares within the limits and in accordance with the conditions set forth in Articles 430-15 and following of the Law.

Article 7 - Ownership of Shares - Rights and Liabilities of Shareholders

The Company will recognise only one shareholder per Share. In case the ownership of a Share is divided or disputed, the persons claiming ownership of the Share will have to name a unique proxy to represent the Share in relation to the Company. The failure to appoint such proxy entails the suspension of the exercise of all rights attached to such Share.

The rights and liabilities of the shareholders are governed by these articles of association and the decisions of the General Meeting of Shareholders (any meeting of Shareholders, the “Meeting”).

Article 8 - Increase and Reduction of Capital - Preferential Subscription Right

The capital of the Company may be increased or reduced by a resolution of the Meeting in accordance with the procedure set forth for the amendment of the articles of association.

In case of an increase of the share capital of the Company by a contribution that is either in kind or in cash, the shareholders of class B have a preferential subscription right for additional shares of Class B in order for the proportion of one issued share of Class B for two issued shares of Class A to be maintained at all times.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

At least 20 business days prior to the issue of shares as described above, the Company shall send a written notice to the holders of shares of Class B and, to the extent that they have statutory preferential rights with respect to such issue, the holders of shares of Class A, (by facsimile followed by mail), which shall specify, to the extent practicable, (i) the number of new shares to be issued and (ii) the proposed subscription price, and offer to such holders to subscribe for new shares at the actual per share price at which such issuance of shares were sold (the “Actual Price”) or, in the case of the holders of shares of Class B, 40% (forty percent) of the Actual Price; provided, however, that if the Company proposes the issuance of shares for consideration consisting in whole or in part of consideration other than cash, the Actual Price shall be equal to the cash portion of such consideration plus an amount equal to the then fair market value of such non cash consideration as determined in accordance with applicable law. The subscription rights may be exercised, in whole or in part, by the holders of shares of Class B and, to the extent they have statutory preferential rights with respect to such issue, the holders of shares of Class A by their acceptance in writing within the time period set forth in such notice, which in no event shall be less than ten business days. The failure to accept such offer within such period shall be deemed a waiver of the relevant subscription rights, which will hence lapse following the close of the subscription period.

The shares of Class B are issued each time for an issuing price equal to 40% (forty percent) of the issuing price of a share of Class A.

Any preferential subscription rights not exercised by the holders of shares of Class B and, to the extent they have statutory preferential rights with respect to such issue, the holders of shares of Class A within the given timeframe shall lapse following the close of the subscription period or, if so proposed by the Board, shall be unwound in accordance with applicable regulations and listing rules or practices as applicable from time to time.

Article 9 - Board

A) The Company shall be managed by the Board. The Meeting shall determine, subject to the provisions of point B) hereafter, the number of Directors, their remuneration and term of office (which may not exceed six years). The Directors shall be natural persons but need not be shareholders. The Board shall be elected by the Meeting in accordance with the present Articles.

B) The Board shall be composed of a number of Directors, based on a list of candidates submitted by the Nomination Committee and representing the shareholders of class B, that is equal to one third of the total number of members of the Board (rounded to the nearest whole number) and a number of Directors, based on a list of candidates submitted by the Nomination Committee and representing the shareholders of class A, that is equal to the difference between the total number of Directors and the number of Directors representing the shareholders of Class B.

C) The shareholders may submit to the Nomination Committee a number of candidates at least equal to the number of posts to be filled for their classes in accordance with point B) above. The Chairperson of the Nomination Committee shall receive all nominations at least ten days prior to the Meeting. The nominations shall indicate the name, first name, profession and residence of the candidates.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

The Directors shall be elected among the candidates presented on the list by the Nomination Committee shall be appointed and may be removed at any time with or without cause by a simple majority vote of the Shares present or represented at the Meeting, without considering abstentions.

D) In the event of a vacancy in the office of a Director appointed by the Meeting, the remaining Directors may, on a temporary basis, fill such vacancy by a majority vote of the Directors present or represented. In this event, the next Meeting shall elect definitively the new Director who shall complete the term of the Director whose seat had become vacant.

E) The Board will operate in accordance with its internal regulations (the “Regulations”) which shall be binding upon all organs and committees of the Company.

Article 10 - Daily Management - Special Powers

The Board may grant special powers and delegate the daily management of the Company, as well as the representation of the Company in relation to this management, to one or several Directors, managers or other agents, shareholders or not, acting alone, jointly or in a+ committee.

The Board may create from time to time, one or several committees pursuant to article 441-6 of the Law composed of board members and/or external persons and to which it may delegate powers and roles as appropriate. The committees shall operate in accordance with the Regulations as defined in article 9 of these articles of association. On that basis, the Board shall create an, Executive Committee a Nomination Committee, a Remuneration Committee and an Audit and Risk Committee.

Article 11 - Chairperson of the Board

The Board shall elect from among its members a Chairperson. The Board shall further choose two vice-chairpersons of the Board, one of whom shall be chosen from among the Directors nominated by the shareholders of class A, and one from among the Directors nominated by the shareholders of class B. In the case of a tie, the Chairperson shall not have a casting vote.

Article 12 - Board Meetings - Notice - Quorum - Proxies

The Board shall meet every time when required by the Company’s business, but generally once in a quarter. The Board shall further meet upon the written demand of two Directors within fifteen days following such demand.

The notices shall be given by the Chairperson or, in case of impediment, by one of the vice-chairpersons of the Board.

The notices shall be in writing, contain the agenda and be sent at least ten days in advance by letter, e-mail, or facsimile. Each Director may request that the notice be sent to him to an e-mail address or fax number indicated by him.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

The Board may deliberate or act validly only if a majority of the Directors are present or represented. If such quorum is not achieved at a first meeting, the Board may validly deliberate at a second meeting convened in accordance with the above formalities, whatever the number of Directors present or represented.

Any Director may act and vote at any meeting of the Board by appointing another Director. Such proxy shall be given by mail, telegram, telex or facsimile and is attached to the minutes of the meeting. However, one Director may not act as a proxy for more than one Director. The proxy shall only be valid for one meeting of the Board.

Any Director may participate in any meeting of the Board by conference call or other means of communications allowing all the persons taking part in the meeting to hear each other. In such case, the participation in a meeting by these means is equivalent to a participation in person at such meeting.

Written resolutions passed unanimously by all Directors have the same validity as resolutions adopted in a meeting of the Board.

Article 13 - Resolutions of the Board

The resolutions of the Board are passed by a simple majority of votes of the voting Directors present or represented, without considering abstentions.

Any material contract that is proposed to be signed by the Company or any of its wholly controlled operating subsidiaries with a shareholder owning, directly or indirectly, at least 5% of the Shares of the Company is subject to a prior authorization by the Board.

Each Director, who has a direct or indirect financial interest contrary to the Company’s interest in a matter submitted to the approval of the Board, must inform the Board. A Director is also to be considered as having an opposed interest subject to the conflict of interest regime if such Director is a director, manager or adviser of an entity which has an opposed interest. This declaration is registered with the minutes of the meeting. Such Director may not deliberate or vote on this matter.

The vote of the Board shall not be secret, except if the Chairperson or three Directors expressly require so. Such request does not have to be justified and may be made at any moment before the vote. The minutes shall mention such fact.

Article 14 - Minutes of the Meetings of the Board

The resolutions of the Board shall be recorded in the minutes, which shall be signed by the Chairperson or two Directors, after approval by all Directors.

The copies or extracts of such minutes shall be signed by the Chairperson or by two Directors.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Article 15 - Powers of the Board

The Board is vested with the broadest powers to perform all acts in the Company’s interest.

All powers not expressly reserved by law or by the articles of association to the Meeting fall within the competence of the Board.

Article 16 - Corporate Signature

Without prejudice to the provisions of Article 10 concerning the delegation of the powers and representation of the Company in this respect, the Company shall be bound as far as third parties are concerned by the joint signature of any two Directors.

Article 17 - Supervision of the Annual Accounts

The annual accounts shall be supervised by an auditor who shall be appointed by the Meeting. The Meeting shall further determine his term of office and his remuneration.

Article 18 - Resolutions of the Meeting

Any regularly constituted ordinary or extraordinary meeting of shareholders shall represent the entire body of shareholders of the Company.

Resolutions passed by such meeting, shall be binding upon all the shareholders, whether absent, abstaining from voting or voting against the resolution.

Article 19 - Meetings

The Annual Meeting shall be held on the first Thursday in April at 10.30 a.m., or if such day is a legal holiday, on the preceding business day. Unless otherwise provided by the terms and conditions of the bonds issuance, holders of bonds are not entitled to attend meetings of shareholders. Members of the Board and independent auditors may attend such meetings.

A Meeting may be called by the Board at any time. Upon request of shareholders holding together at least one tenth of all shares, the Meeting shall be called by the Chairperson, or in the case of impediment, by one of the vice-chairpersons of the Board within thirty (30) days of the shareholders’ request.

One or more shareholders holding together at least five percent (5%) of the share capital may (i) request that one or more items are added to the agenda of any meeting of shareholders, provided that such item is accompanied by a justification or a draft resolution to be adopted in the Meeting, or (ii) table draft resolutions for items included or to be included on the agenda of the Meeting and indicate the postal or electronic address of the sender. Such request must be addressed to the Company’s registered office by registered mail and must be received by the Company at the latest the twenty-second day prior to the Meeting. The Company will confirm the receipt of the request within forty-eight hours of the receipt. The Company will then, at the latest fifteen days preceding the Meeting, publish a revised agenda.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Article 20 - Notice of the Meeting

Each Meeting is called at the registered office or at any other place in the Grand-Duchy of Luxembourg, as indicated in the notice.

Article 21 - Content of the Notice of the Meeting

The notices of the Meetings shall include the agenda of the Meeting, the place, date and time of the meeting, the description of the procedures that shareholder must comply with in order to be able to participate and cast their votes in the General Meeting and be sent by registered mail at least thirty (30) days prior to the Meeting. A notice period of seventeen (17) days applies, in case of a second or subsequent convocation of a General Meeting convened for lack of quorum required for the meeting convened by the first convocation, provided that this article 21 has been complied with for the first convocation and no new item has been put on the agenda. Alternatively, if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, notices may be made by such means of communication.

Article 22 - Voting Right - Representation at the Meeting

Each Share is entitled to one vote.

A shareholder may act at any Meeting by appointing a proxy who needs not to be a shareholder.

In order to be authorized to attend and to vote at any meeting, shareholders have to be recorded in the shareholders’ register at the moment of the record date (“Record Date”), which is fourteen days prior to any such Meeting at 24.00 h (Luxembourg time).

Article 23 - Committee of the Meeting

The Meeting shall be presided by the Chairperson or, in case of Board or, in their absence, by any other person hereto appointed by the Meeting. The Chairperson shall appoint a secretary.

The Meeting shall appoint two scrutineers. The Committee of the Meeting, i.e. the chairperson, the secretary and the two scrutineers, shall decide by simple majority on all questions regarding the right to be present at the Meeting and the voting rights.

Article 24 - Deliberations of the Meeting

The Meeting may deliberate validly only if at least half of the shares of Class A and at least half of the shares of Class B are represented. In the event that the requested quorum shall not be reached, the Meeting will be reconvened, in accordance with the forms prescribed by the articles of association, and may validly deliberate without consideration of the number of represented shares.

The resolutions of the Meeting are adopted by a simple majority of the votes expressed, except if otherwise provided for by these articles of association or by law.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Article 25 - Amendment of the articles of association

Without prejudice to the quorum requirements, these articles of association, including the share capital, may be amended in accordance with article 450-3 of the Law, as amended, regarding commercial companies.

Article 26 - Minutes of the Resolutions of the Meetings

The resolutions of the Meetings shall be recorded in the minutes which shall be signed by the members of the Committee as defined in Article 23.

The copies or extracts of such minutes shall be signed by the Chairperson or by two Directors.

Article 27 - Annual Meeting

At the Annual Meeting, the shareholders shall approve the balance sheet as well as the profit and loss account and shall decide on the appropriation of the net profits. The shareholders further elect the Directors and the external auditor, and decide by separate vote on the discharge of the Directors.

Article 28 - Accounting Year

The accounting year of the Company shall begin on January first and shall terminate on December thirty-first of each year.

Article 29 - Communications to the Shareholders

The balance sheet, the profit and loss account and the report of the auditor shall be sent either by registered mail or by electronic mail to the shareholders at the same time as the notice of the Annual Meeting. The documents shall also be published on the website of the Company.

Article 30 - Report of the Board and the Auditor

At each Annual Meeting, the Board shall report on the Company’s business and its financial results; the auditor shall report on the balance sheet and the profit and loss account.

Article 31 - Payment of Dividends

In case of dividend payments following a resolution of the Board or the Meeting, the Board shall determine a record date as of which all shareholders shall be entitled to such dividend payments. Dividends shall be paid in a manner so that the payment on one share of Class B equals 40% (forty percent) of the payment of one share of Class A.

Interim dividends may be decided and paid out by the Board in accordance with the provisions of the law and these articles of association.

Article 32 - Dissolution

In the event of dissolution of the Company, the Board shall proceed to the liquidation of the Company.

After payment or discharge of all liabilities, the net proceeds shall be distributed to the shares of Classes A and B so that the payment on one share of Class B equals 40% (forty percent) of the payment on one share of Class A.

Confidential Treatment Requested by SES

Pursuant to 17 C.F.R. Section 200.83

Article 33 - Election of Domicile

Each shareholder and Director who has not provided the Company with an address where communications may be made to him, is considered to have elected domicile at the registered office of the Company.

Article 34 - Translation of the articles of association

The articles of association are drawn in French and in English. In case of divergence between the French and English texts, the French version shall prevail.

Article 35 - Applicable Law

All questions not specifically covered by the articles of association shall be governed by the Law and the law of 24 May 2011 implementing the Directive 2007/36 EC of the European Parliament and of the Council of 11 July 2007 on the exercise of certain rights of shareholders in the shareholders meetings of listed companies.

- POUR STATUTS COORDONNES –